OMB APPROVAL

OMB Number:	3235-0145
Expires:	December 31, 2005
Estimated average burden hours per response	11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __________)*

CITIZENS FIRST FINANCIAL CORP.

(Name of Issuer)

COMMON STOCK PAR VALUE $.01 PER SHARE

(Title of Class of Securities)

174623-10-8

(CUSIP Number)

12-31-04

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 174623-10-8	13 G	Page 2 of 6 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). CITIZENS SAVINGS BANK, EMPLOYEE STOCK OWNERSHIP PLAN IRS ID NO. 37-1354936

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

	5.	Sole Voting Power 0 SHARES

Number of	6.	Shared Voting Power 200,026 SHARES
Shares
Beneficially
Owned by Each	7.	Sole Dispositive Power 200,026 SHARES
Reporting
Person
With:	8.	Shared Dispositive Power -0- SHARES

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 200,026 SHARES

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 12.7%

12.	Type of Reporting Person (See Instructions) EP

ITEM 1.

(A)	NAME OF ISSUER:

CITIZENS FIRST FINANCIAL CORP.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

ITEM 2.

(A)	NAME OF PERSON FILING:

CITIZENS SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN

TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

(C)	CITIZENSHIP

STATE CHARTERED STOCK SAVINGS INSTITUTION’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $.01 PER SHARE

(E)	CUSIP NUMBER:

174623-10-8

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR §240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(F)	X AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH §240.13d-1(b)(1)(ii)(F)

ITEM 4.	OWNERSHIP

(A)	AMOUNT BENEFICIALLY OWNED

200,026 SHARES

(B)	PERCENT OF CLASS

12.7%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE

0 SHARES REPRESENTING UNALLOCATED SHARES

(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE

200,026 REPRESENTING ALLOCATED SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

200,026 SHARES

(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

-0- SHARES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 14, 2005

CITIZENS SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN BY FIRST BANKERS TRUST COMPANY AS TRUSTEE

/s/ Linda Shultz

Linda Shultz, Trust Officer